BlackRock MuniHoldings Insured Fund II, Inc.

FILE #811-09191

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/08/2007	DALLAS TEXAS AREA RAPID TRANS	770,270,000	2,500,000

Goldman, Sachs & Co.; Siebert Brandford Shank & Co., LLC; Banc of America Securities LLC; Popular Securities; First Albany Capital Inc.; Merrill Lynch & Co.; Morgan Keegan & Company, Inc.; Ramirez & Co., Inc.; Southwest Securities; Walton, Johnson & Company

2/16/2007	PUERTO RICO COMMONWEALTH HIGHWAY & TRANSPORTATION	2,184,860,553	1,200,000

Citigroup; Goldman, Sachs & Co.; RBC Capital Markets; Banc of America Securities LLC; BBVAPR MSD; JP Morgan; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; Raymond James & Associates, Inc.; Samuel A. Ramirez & Co.; Santander Securities; UBS Investment Bank; Wachovia Bank, National Association

3/14/2007	LEE MEMORIAL HEALTH SYSTEM	270,850,000	5,000,000	SunTrust Capital Markets, Inc.; Banc of America Securities LLC; Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated